Exhibit 99.1

Contacts:

Kosan Biosciences Incorporated

Susan M. Kanaya

Chief Financial Officer

(510) 732-8400, ext. 5227

kanaya@kosan.com

FOR IMMEDIATE RELEASE

UPDATE ON NCI-SPONSORED 17-AAG AND DMAG CLINICAL TRIALS

Hayward, CA – August 15, 2005 – Kosan Biosciences Incorporated (Nasdaq: KOSN) announced today that it was advised on August 12, 2005 that the Division of Cancer Treatment and Diagnosis at the National Cancer Institute (NCI) intends to amend the protocols for the NCI’s 17-AAG and DMAG clinical trials. The amendments are being made in response to five patients that showed EKG changes without clinically significant consequences after infusion of 17-AAG. With the amended protocols, clinical investigators will obtain electrocardiograms prior to treatment with 17-AAG or DMAG and after infusion in the initial cycle of therapy. The protocol amendments will also exclude patients with certain histories of cardiovascular disease and the use of certain other medications. The NCI’s protocol amendments provide that patients currently receiving 17-AAG or DMAG may continue to receive treatment; however, further patient enrollment in the NCI’s clinical trials will be delayed until the protocols and informed consents are modified. The protocols for Kosan-sponsored studies will also be amended to provide appropriate cardiac monitoring. Protocol amendments of this nature are typically implemented within one to three months. To date, over 400 patients have been treated with 17-AAG.

About Kosan

Kosan Biosciences currently has two first-in-class anticancer agents in Phase II and Phase Ib clinical trials: KOS-862 (Epothilone D) and 17-AAG, an Hsp90 (heat shock protein 90) inhibitor and geldanamycin analog. Kosan’s most advanced compound, KOS-862, which is in two Phase II clinical trials and multiple Phase Ib clinical trials, and its follow-on compound, KOS-1584, which is in Phase I clinical trials, are partnered with Roche through a global development and commercialization agreement. Kosan is developing 17-AAG and a second-generation geldanamycin analog, KOS-1022 (DMAG), that is in Phase I clinical trials, in collaboration with the NCI. Kosan is also conducting Phase I and Phase Ib clinical trials of its proprietary formulation of 17-AAG, KOS-953. Kosan has generated a pipeline of additional product candidates for gastrointestinal motility, infectious diseases and cancer based on its proprietary technologies for discovering, developing and manufacturing polyketide analogs. All of Kosan’s product candidates, including those in clinical development, are polyketides. Polyketides are an important class of natural products that have yielded numerous pharmaceuticals for the treatment of cancer, infectious diseases, high cholesterol, transplant rejection and other diseases. For additional information on Kosan Biosciences, please visit the Company’s website at www.kosan.com.

This press release contains “forward-looking” statements, including statements with respect to the further development and potential safety and efficacy of 17-AAG, KOS-953 and KOS-1022 in the treatment of cancer and the timing of protocol amendments and the related resumption of patient accrual. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. There are a number of important factors that could cause the results of Kosan to differ materially from those indicated by these forward-looking statements, including, among others, risks and uncertainties related to review by the U.S. Food and Drug Administration of the events described in this press release, risks related to the clinical advancement of 17-AAG, KOS-953 and KOS-1022, including the risk that clinical trials for these product candidates may not demonstrate safety and efficacy sufficient to obtain the requisite regulatory approvals or to result in a marketable product, risks related to Kosan’s dependence on its collaboration with the NCI for development of 17-AAG, KOS-953 and KOS-1022 and other risks detailed from time to time in the Company’s SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended June 30, 2005 and other periodic filings with the SEC. Kosan does not undertake any obligation to update forward-looking statements.